Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2006, accompanying the consolidated financial statements of Resource Capital Corp. and Subsidiaries as of December 31, 2005 and for the period March 8, 2005 (date operations commenced) to December 31, 2005 included in the Registration Statement and Prospectus on Amendment No. 2 to Form S-11. We consent to the use of the aforementioned report in this Registration Statement and Prospectus of Resource Capital Corp. and Subsidiaries on Form S-11, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

New York, New York

February 15, 2007